EXHIBIT TO ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS


Effective February 1, 2018, the investment objective of the Sterling Stratton Mid Cap Value Fund was modified and is stated as follows:

Investment Objective

The Fund seeks long-term capital appreciation.